As filed with the Securities and Exchange Commission on February 29, 2008
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GARMIN LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	98-0229227
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

P.O. Box 10670, Grand Cayman KY1-1006 Suite 3206B, 45 Market Street, Gardenia Court Camana Bay, Cayman Islands (345) 640-9050
(Address and Telephone Number of Principal Executive Offices)

Garmin International, Inc. 401(k) and Pension Plan
(f/k/a Garmin International, Inc. Savings and Profit Sharing Plan)
(Full title of the plan)

Andrew R. Etkind, Esq.
c/o Garmin International, Inc.
1200 East 151st Street
Olathe, Kansas 66062
(913) 397-8200
(Name, address and telephone number of agent for service)

Copies to:
John A. Granda, Esq. Stinson Morrison Hecker LLP 1201 Walnut Street Kansas City, Missouri 64106 (816) 842-8600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (2)	Maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, $0.005 par value(4)	1,000,000	$61.15	$61,150,000	$2,403.20

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
This registration statement also relates to an indeterminate number of additional Common Shares that may be issued pursuant to anti-dilution and adjustment provisions of the employee benefit plan described herein.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, based on the average of the high and low prices of the Common Shares as quoted on the Nasdaq National Market on February 26, 2008.

(4)
This registration statement also relates to rights to purchase preferred shares of the registrant that are attached to all Common Shares issued pursuant to the terms of the registrant's Rights Agreement dated as of October 25, 2001, as amended on November 7, 2005. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificate for the Common Shares and will be transferred with and only with such Common Shares. Because no separate consideration is paid for the rights, the registration fee for them is included in the fee for Common Shares.

EXPLANATORY NOTE

This registration statement is being filed to register 1,000,000 additional Common Shares issuable under the Garmin International, Inc. 401(k) and Pension Plan (f/k/a Garmin International, Inc. Savings and Profit Sharing Plan) (the "Plan"). Pursuant to General Instruction E to Form S-8, all the contents of Registration Statement No. 333-52766 (filed December 27, 2000) and Registration Statement No. 333-124818 (filed May 11, 2005) are hereby incorporated by reference into this registration statement to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission ("SEC") allows Garmin Ltd. (the "Company") to "incorporate by reference" the information that it files with the SEC, which means:

•	incorporated documents are considered part of this registration statement;

•	we can disclose important information by referring the reader to these documents, which may be documents that we previously have filed with the SEC or that we will file with the SEC in the future; and

•	information that we file with the SEC will automatically update and supersede this registration statement and any previously incorporated information.

The Company incorporates by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

•	The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007, filed with the SEC on February 26, 2008;

•	The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2006 filed with the SEC on June 29, 2007;

•	The Company's Current Reports on Form 8-K filed January 17, 2008 and February 20, 2008 (excluding the information and exhibit furnished pursuant to Item 2.02);

•
The description of the Company's common shares contained in the Company's registration statement on Form 8-A dated November 17, 2000, as filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description; and

•
The description of the Company's preferred share purchase rights contained in the Company's registration statement on Form 8-A dated June 10, 2005, as filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

The Company also incorporates by reference filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the SEC after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 8.  Exhibits

The following Exhibits are filed as a part of this registration statement

Exhibit Number	Description
4.1
Garmin International, Inc. 401(k) and Pension Plan (f/k/a Garmin International, Inc. Savings and Profit Sharing Plan), as amended and restated (Previously filed as Exhibit 4.1 to the Company's Registration Statement filed on May 11, 2005).

5.1	Opinion of Maples and Calder, Cayman Islands counsel to the registrant, regarding the legality of the securities being registered.
5.2
Favorable Opinion Letter, dated February 27, 2002, issued by the Internal Revenue Service to T. Rowe Price Trust Company, the prototype plan sponsor of the form of plan document used for the Garmin International, Inc. 401(k) and Pension Plan (Previously filed as Exhibit 5.2 to the Company’s Registration Statement filed on May 11, 2005).

5.3	Opinion of Stinson Morrison Hecker LLP regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.3)
24.1	Power of Attorney (included on signature page)

Item 9.  Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on February 28, 2008.

By:	/s/ Min H. Kao
Name: Min H. Kao
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Min H. Kao, Kevin Rauckman and Andrew R. Etkind and each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Min H. Kao	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	February 28, 2008
Min H. Kao

/s/ Kevin Rauckman	Chief Financial Officer and Treasurer (principal accounting and financial officer)	February 28, 2008
Kevin Rauckman

/s/ Charles W. Peffer	Director	February 28, 2008
Charles W. Peffer

/s/ Clifton A. Pemble	Director	February 28, 2008
Clifton A. Pemble

/s/ Gene M. Betts	Director	February 28, 2008
Gene M. Betts

/s/ Donald H. Eller	Director	February 28, 2008
Donald H. Eller

/s/ Thomas A. McDonnell	Director	February 28, 2008
Thomas A. McDonnell

EXHIBIT INDEX

Exhibit Number	Description
4.1
Garmin International, Inc. 401(k) and Pension Plan (f/k/a Garmin International, Inc. Savings and Profit Sharing Plan), as amended and restated (Previously filed as Exhibit 4.1 to the Company's Registration Statement filed on May 11, 2005).

5.1	Opinion of Maples and Calder, Cayman Islands counsel to the registrant, regarding the legality of the securities being registered.
5.2
Favorable Opinion Letter, dated February 27, 2002, issued by the Internal Revenue Service to T. Rowe Price Trust Company, the prototype plan sponsor of the form of plan document used for the Garmin International, Inc. 401(k) and Pension Plan (Previously filed as Exhibit 5.2 to the Company’s Registration Statement filed on May 11, 2005).

5.3	Opinion of Stinson Morrison Hecker LLP regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.3)
24.1	Power of Attorney (included on signature page)